EXHIBIT 10.1

                          NEWMAN, POLLOCK & KLEIN, LLP
                             ATTORNEYS & COUNSELORS

                             2101 NW Corporate Blvd.
                                    Suite 414
                            Boca Raton, Florida 33431
                             http://www.npk-law.com
TELEPHONE:  561-997-9920                                     FAX:  561-241-4943

IRWIN J NEWMAN
KENNETH S. POLLOCK
JEFFREY G. KLEIN

July 27, 2004

Richard Linz
United Global Technologies, Inc.
1489 West Palmetto Park Road
Suite 400
Boca Raton, FL 33486


                                LETTER OF INTENT
                                ----------------

Dear Mr. Linz

         The purpose of this letter is clarify a proposed agreement between TrimFast and United Global whereby upon closing of the transaction United Global will become a wholly owned subsidiary of TrimFast. When executed by both parties, it shall become legally binding on each and supercedes the terms and conditions set forth in a prior Letter of Understanding dated June 22, 2004.

         If the following terms and conditions reflect your understanding of the proposed transaction, please sign a copy of this letter and return it to us by facsimile transmission followed by hard copy, whereupon this letter will constitute a binding agreement by each of the undersigned to use our best efforts to effect the contemplated transaction at the earliest practicable time, subject to due diligence review and good faith negotiations by our respective representatives. It will also constitute a direction to Jeffrey Klein, Esquire, as legal counsel to TrimFast ("Mr. Klein"), and legal counsel designated by United Global and its securities holders to immediately commence preparation of required documentation, including, without limitation, an acquisition agreement (the "Acquisition Agreement") and employment or consulting agreements for all United Global executive officers who do not currently have such agreements and who are deemed essential by TrimFast (generically hereinafter referred to as the "Employment Agreements"). All professional fees incurred by the respective parties shall be the responsibility of United Global who has


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paid an initial non-refundable fee of $2,000 to cover the initial costs of preparing the required documentation. All other legal fees incurred by TrimFast in connection with the execution of this Agreement shall be payable by Global on execution of the Acquisition Agreement. In addition, upon execution of the Acquisition Agreement, United Global shall be required to reimburse TrimFast for due diligence work conducted by Ken Hilowitz, TrimFast's chief financial officer.

         It is anticipated that Mr. Klein will prepare the initial drafts of the Acquisition Agreement and the Employment Agreements and that legal counsel designated by United Global and the United Global securities holders will review them and propose required modifications, if any (the foregoing agreements, all exhibits required therefore and all instruments, certificates, resolutions, opinions, etc. called for thereby being hereinafter collectively referred to as the "Agreements" or generically as an "Agreement").

         Upon presentation of drafts of the Agreements, United Global will review them with its legal counsel and other advisors, whereupon we will all use our best efforts to promptly negotiate acceptable revisions thereto, provided that, with reference to any comments on the Agreements, the commenting party must propose specifically worded alternatives which, if accepted by the other party, will constitute the Agreement or Agreements to be used for purposes of the proposed transaction, subject to satisfactory due diligence reviews.

         United Global agrees to provide TrimFast with completed independent audits of its financial statements for the six months ended June 30, 2004 or such other date as mutually agreed upon between the parties. If under SEC accounting rules, there is a predecessor entity, United Global will provide audited financial statements for the predecessor entity for the fiscal year ended December 31, 2003, and with reviewed quarterly financial statements for all quarters ended during the interim between January 1, 2004 and the closing on the proposed acquisition (collectively hereinafter referred to as the "Audits"). All such financial statements will comply with the audit requirements of Regulation SB promulgated by the United States Securities and Exchange Commission (the "Commission"). The parties further agree to use their best efforts to complete the related due diligence review in time to permit them to sign the Acquisition Agreement on or about August 7, 2004, with closing to take place as soon after August 10, 2004 as is practicable, and as specified in the Acquisition Agreement, it being agreed and understood that closing will not take place until United Global delivers audited financial statements to TrimFast.

         A party may withdraw from this Letter Agreement if due diligence reveals the inaccuracy of any material representations, or if United Global is unable to comply with the requirements of Regulation SB and the parties are unable, after reasonable efforts, to obtain Commission consent to an exemption from such requirements for all purposes pertaining to TrimFast's reporting obligations under the Exchange Act.

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OUTLINE OF PROPOSED TRANSACTIONS

1. A. United Global and its affiliates (if applicable) will consolidate all current related business enterprises permitting consolidation of their financial statements pursuant to generally accepted accounting principles, consistently applied ("GAAP"), the resulting consolidated entity being hereinafter referred to as "United Global".

         B. At closing, United Global will have no related party loans.

2. The proposed acquisition is subject to the condition precedent that all material executive officers and directors for United Global. will have entered into Employment Agreements with United Global on terms satisfactory to TrimFast.

3. The following proposals assume that at closing on the proposed transaction, TrimFast will have approximately 23 million shares of common stock issued and outstanding.

         A. Subject to the foregoing, TrimFast would acquire all of the issued and outstanding shares of common stock of United Global in a transaction which will be structured as a tax-free exchange. The United Global shareholders will at closing be issued 13 million shares of TrimFast common stock.

         B. The securities will be issued without registration under federal or state securities laws in reliance on available exemptions from registration requirements provided under Sections 3(b), 4(1), 4(2) or 4(6) of the Securities Act of 1933, as amended (the "Securities Act") or regulations promulgated thereunder (e.g., Regulation D), and under comparable state law exemptions in the jurisdictions where the subscribers reside. The securities will contain an appropriate restrictive legend.

4. The parties agree that the terms of the proposed transaction will be kept confidential during the pendency of the negotiations called for hereby.

         B. Notwithstanding the foregoing, TrimFast will comply with their obligations to publicly disseminate information concerning this Agreement in filings with the Securities and Exchange Commission. .

         C. (1) In conjunction with the foregoing, United Global have been and will be provided with information concerning TrimFast that constitutes material inside information, as defined for purposes of Sections 20A and 21A of the Exchange Act ("Inside Information").

            (2) Such Inside Information was or will be provided in conjunction with pending negotiations and pursuant to TrimFast's obligations under the Securities Act and the Exchange Act, to provide full and complete disclosure.



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            (3) Such Inside Information may not be disclosed to anyone other than pursuant to compulsory legal process or with the prior written consent of TrimFast, until after such information has been publicly disseminated.

            (4) The United Global parties acknowledge that improper disclosure of such Inside Information constitutes a violation of the civil and criminal provisions of Sections 20A and 21A of the Exchange Act.

(5) United Global further acknowledge that during the pendency of negotiations, no one who is made privy to such Inside Information should engage in any transactions involving publicly traded TrimFast securities.

(6) United Global also understands that this letter of intent may will be filed with the Securities and Exchange in Commission, and that the information contained herein is based, in part, on information provided by United Global to TrimFast.

7. The parties further agree that prior to closing and as part of the due diligence process:

         A. They will provide each other with complete copies of each other's articles of incorporation, by-laws and corporate minutes; of each other's current list of shareholders, showing the amount of shares owned by each shareholder; and a list of their current officers and directors showing any shares or options owned.

         B. TrimFast will provide United Global with a list of any market makers in TrimFast stock, and with a listing and related information concerning all "restricted and free trading stock" held.

         C. Each party's ongoing business activities (including but not limited to existing contractual obligations, employment contracts and employment-related benefits, independent contractor agreements, and leases) are subject to review and approval by the other party.

         Each party understands, of course, that this letter constitutes a binding agreement with respect to the transaction contemplated herein only to the extent set forth in this letter. Other than as set forth herein, each party will only be bound by the Acquisition Agreement and the other transaction agreements and documents concluded at the closing containing terms and conditions mutually satisfactory to both of us.

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         Please indicate your concurrence with the foregoing by signing a copy of this letter or transmission, in the space indicated, and thereafter transmitting such executed copy in the manner heretofore described.

Very truly yours,


/s/ Jeffrey Klein
------------------------
Jeffrey G. Klein




Agreed and Accepted:

TrimFast Group, Inc.


/s/ Michael Magno
-------------------------
BY: Michael Magno, president



United Global Technologies Inc.

/s/ Richard Linz
-----------------------------
BY: